Sublease Agreement

THIS SUBLEASE AGREEMENT (“Sublease”) is made and entered into this 28th day of May, 2004, by and between Thorium Power, (hereinafter the “Sublessor”) and CARMEN & MUSS, P.L.L.C. (hereinafter the “Sublessee”).

WHEREAS, by a certain Lease agreement dated August 14, 2001 (hereinafter referred to as the “Lease” or “underlying Lease”), the Sublessor has leased from Washington Real Estate Investment Trust (“WRIT”), also herein called the Principal Landlord, approximately 2,093 rentable square feet of space (hereinafter referred to as the “Premises”) on the 2nd floor, now known as Suite 202, of the building (hereinafter referred to as the “Building”) located at 1901 Pennsylvania Avenue, N.W., Washington, D.C.20006.

WHEREAS, a copy of the signed Lease has been given to the Sublessee, and a drawing showing the space leased by the Sublessor, and both are attached as Exhibit A; and

WHEREAS, this Sublessee desires to sublease from this Sublessor the aforesaid space; and

WHEREAS, the parties hereto desire to provide for the rental and further terms and conditions as to that space in this Sublease.

NOW, THEREFORE, for and in consideration of mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Underlying Lease. Within one (1) business day of the signing of this Sublease by both parties, the Sublessor, at its expense, will submit this Sublease in accordance with the underlying Lease for the approval of the Principal Landlord; this Sublease Agreement shall not become effective without the written approval of the Principal Landlord. If the Sublessor has not given the Sublessee written notice, by June 8, 2004, stating that the Principal Landlord has approved this Sublease agreement, including but not limited to the approval of Sublessee’s signage requirements as herein stated, and attaching written approval signed by the Principal Landlord, then the Sublessee may declare this Sublease Agreement null and void. The Sublessee requires that it have signage on the Building Directory, including its entity name and up to 5 additional lines of signage, and the Suite No., which is 202; that the Suite No. 202, and the Sublessee’s entity name be on the door of the Suite; that Sublessee’s sign on its current Suite 300 be moved to 202; that the Principal Landlord agrees to the above signage requirements; and that Thorium Power, as of the commencement date of this Sublease no longer be listed on the Building Directory as in Suite 202, or on the 202 Suite door. Principal Landlord also agrees to retain the existing signage or similar signage on the 2nd floor directing visitors back to 202. The Sublessor and the Principal Landlord also agree to provide the Sublessee with 24 hour/seven day a week access to the Building and the Sublease Premises and that five (5) access cards for security card readers will be provided to the Sublessee upon commencement of this Sublease.

Sublease Agreement
May 28, 2004

2. Subleasing of Space. This Sublessor hereby agrees to sublease to the Sublessee, and Sublessee hereby agrees to sublease from this Sublessor, the “Sublease Premises,” which shall be the entire space shown on the attached drawing at Exhibit A, which is approximately 2,093 rentable square feet, in the condition it was in on April 22, 2004 (hereinafter referred to as the “Sublease Premises”) for rent, and in accordance with the agreements, and terms and conditions of this Sublease.

3. Term. The “Term” of this Sublease will be from June 29, 2004 and shall continue through December 31, 2006. Rent shall commence on July 1, 2004 and continue through December 31, 2006, the expiration date of the underlying Lease. The Sublessor understands time is of the essence and that the Sublessee must vacate its current space on or before June 30, 2004 or risk incurring very substantial costs pursuant to its current lease in the Building and the Sublessor agrees that the Sublessee will be given possession of the Sublease Premises on or before 6:00 A.M. June 29, 2004. At which time, or before, the Sublessor shall give the Sublessee keys to the Suite entrance door and keys to all interior doors and the Principal Landlord will provide the access cards. The Sublessor shall be liable for any costs due and/or incurred by the Sublessee because of the Sublessor’s failure to give such possession and commence the Term, including any legal costs, and the Sublessee in its sole discretion may declare this Sublease null and void if such possession and commencement of the Term is not given by 6:00 A.M. June 29, 2004. If late possession and commencement of the Term is given by the Sublessor, and the Sublessee accepts late possession and commencement of the Term, then the Rent shall be adjusted on a pro rata basis, and the Sublessee may offset from Rent due pursuant to this Sublease costs due and/or incurred by the Sublessee because of the Sublessor’s failure to give possession and commence the Sublease on or before 6:00 A.M. June 29, 2004 as stated above. Upon signing of the Sublease, the Sublessor shall provide the Sublessee copies of the drawings and specifications to which the space was built out including the working construction drawings and electrical wiring and phone/data wiring, and in particular including the carpet specifications, and the names and phone numbers of the architect, contractors, and in particular the phone service company used by the Sublessor. The Sublessor agrees that the Sublessee may use and alter any phone/data or similar lines/wires currently in the space.

4. Condition of Premises. Upon commencement of the Term, Sublessor shall deliver and Sublessee shall accept possession of the Sublease Premises in their “as shown” condition on April 22, 2004, excluding any furniture, equipment or other nonfixed movable items owned by the Sublessor, except that:

Sublease Agreement
May 28, 2004

1)	all kitchen appliances shall remain in place

2)	the Sublessor shall leave and convey to the Sublessee free of charge the following two (2) desks and two (2) chairs: the desk and chair located in office 4; and the desk and chair located in office 3.

3)
the Sublessor shall be permitted by the Sublessee through July 1, 2004 only to leave in the Sublease Premises the existing metal file cabinets and their contents, which contents may be left in boxes, as long as the cabinets and boxes are placed in the open area of the Sublease Premises, in an area agreeable to the Sublessee so as not to obstruct its move-in and the location of its furnishings and equipment, but only through July 1, 2004, at which time all of these items shall be removed by the Subleasor at its expense.

5. Rent. The rent under this Sublease for the Term shall consist of a fixed rent in the amount set forth in Paragraph 6 hereof (sometimes hereinafter call the “Rent”). The Sublessee covenants and agrees to pay this Rent to WRIT, the Principal Landlord, in lawful money of the United States, at the times and in the manner hereinafter specified. The Rent includes all utilities, including electric, HVAC, and plumbing, and building services, including cleaning, and taxes. The Sublessor agrees to timely meet its obligations to WRIT, the Principal Landlord, including the timely payment of any rent or other moneys owed to the Principal Landlord under the underlying Lease in addition to the amount being paid by the Sublessee. The Sublessor agrees that if WRIT advises the Sublessee that the Sublessor is not current with its payments to WRIT, or otherwise is not in compliance with its underlying Lease obligations, that the Sublessee may in its sole discretion make any such payments directly to WRIT, or may terminate this Lease, and such action shall not relieve the Sublessor of its obligations to the Sublessee. If utilities and/or services are interrupted for more than thirty (30) consecutive business days, Rent will abate (Rent, however, will abate sooner for the Sublessee, if rent abates sooner for the Sublessor under its underlying Lease), and if such condition exists, without being cured, for a total of forty-five (45) calendar days, the Sublessee may terminate this Sublease, and if so terminated no Rent shall be due from the start of the interruption and going forward. Similarly, if all or part of the Sublease Premises is damaged by fire or other casualty or is untenantable and is not repaired by the Principal Landlord or Sublessor within ten (10) business days, Rent will abate, and if such condition exists without being cured, for a total of forty-five (45) calendar days, the Sublessee may terminate this Sublease, and if so terminated no Rent shall be due from the date of the fire or other casualty or untenantability. (Sublessor shall be required to pay Rent only for the portion of the Sublease Premises that is usable while repair is made.)

6. Rent. The Rent shall be at the rate of Sixty-Nine Thousand Five Hundred Sixty-Five Dollars and Three Cents ($69,565.03) per annum, $34,782.52 for the first six (6) month period of the Term, payable in equal monthly installments of Five Thousand Seven Hundred Ninety-Seven Dollars and Eight Cents ($5,797.08) per month, payable on the first day of each month, except that the first such monthly installment shall be due and payable on the date of possession June 29, 2004 and shall be paid by cashier’s check. For the next twelve months of the Term, January 1, 2005 - December 31, 2005, the Rent shall be at the rate of Seventy-One Thousand Three Hundred Four Dollars and Sixteen Cents ($71,304.16) per annum, Five Thousand Nine Hundred Forty-Two Dollars and One Cent ($5,942.01) per month, payable in equal monthly installments, on the first day of each month, except that the Sublessor shall provide the Sublessee with one free month of rent, which month shall be November 2005, and for that month zero dollars ($0.00) shall be due from the Sublessee, and the Sublessor shall pay the Landlord directly all rent due for that month; and for the following twelve months of the Term, January 1, 2006 -December 31, 2006, the Rent shall be at the rate of Seventy-Three Thousand Eighty-Six Dollars and Seventy-Six Cents ($73,086.76) per annum, Six Thousand Ninety Dollars and Fifty-Six Cents ($6,090.56) per month, payable in equal monthly installments, on the first day of each month. The above shall be the total fixed rent; no additional amount shall be due by the Sublessee. Such Rent shall be paid by the Sublessee directly to WRIT, the Principal Landlord.

Sublease Agreement
May 28, 2004

7. Alterations. Without further approval, the Sublessee shall have the right at its expense in the Sublease Premises to install phone, data, fax, and other lines and electric outlets of the type for office use, and satellite or cable TV connections, and to block up the spaces between the wall partitions in the space and the ceiling (which the Sublessor represents can be done with drywall and to the best of its knowledge without the requirement for other changes, such as fire safety changes, etc.) and may make other nonstructural changes to the space including paint and carpet, at its expense. The Sublessor also agrees the space can be repartitioned to provide for a different configuration of offices and otherwise altered by the Sublessee at its expense subject to the conditions the Sublessor would be required to follow under the underlying Lease, including the provision that as to such alterations made by the Sublessee should the Principal Landlord elect that such alterations be removed upon termination of the underlying Lease, Sublessee agrees to cause same to be removed at the Sublessee’s cost and expense, unless the Principal Landlord agrees otherwise in granting its consent to such alterations, and that the Sublessor will promptly submit such request to Principal Landlord and assist to obtain such approval if sought by the Sublessee.

8. Over leases. Sublessee accepts this Sublease subject to the rules and regulations for use of the space contained in the underlying Lease. Use of the Sublease Premises shall be consistent therewith.

9. Care of Sublease Premises. Sublessee shall, during the Term of this Sublease, keep the Sublease Premises in good order, ordinary wear and tear excepted, and damage by the elements, fire, and other casualty excepted, and damage as a result of an action or omission of the Building, the Principal Landlord, or the Sublessor excepted.

10. Insurance. Sublessee shall throughout the Term and at its sole cost and expense maintain business general liability insurance, against liability by an occurrence on the Sublease Premises at one million per occurrence and 2 million general aggregate.

Sublease Agreement
May 28, 2004

11. Security Deposit. Upon the execution of this Sublease by the Sublessor and Sublessee, and the written approval of the Principal Landlord of this Sublease, and both being provided to the Sublessee, the Sublessee shall deposit with the Sublessor cash in the amount of Five Thousand Eight Hundred Eighty-Two Dollars and Twenty-Seven Cents ($5,882.27) (herein the “Security Deposit”) as security for payment and performance of Sublessee’s obligations under this Sublease. In the event of a default by Sublessee under this Sublease, Sublessor shall have the right to apply all or any portion of the Security Deposit to such default without prejudice to any other right or remedy available to the Sublessor, after giving the Sublessee notice and ten (10) days to cure the default. Sublessor shall hold the Security Deposit in an account so that the amount is readily available to be returned when due. Such Security Deposit shall be returned to the Sublessee within seven (7) days after December 31, 2006, the expiration of the Sublease Term, or earlier termination.

12. Representations. Each party represents its existing entity is duly authorized and registered to do business in the District of Columbia. Both parties represent to each other that they have timely paid all of their past rent and any other amounts due to WRIT, and that neither has any past due obligation to WRIT, and has no pending dispute with WRIT. The Sublessor represents and warrants that the space it is subleasing, the Sublease Premises, was constructed and built out with all necessary permits and inspections being obtained and that the Sublease Premises complies with all laws, regulations, and any other Governmental requirements including ADA and fire, electrical and life safety requirements, and all codes and the underlying Lease, and that if a current Certificate of Occupancy (COC) is required by the Sublessor or any Governmental entity, or the Principal Landlord, or an insurance company, that the Sublessor will promptly provide a copy of the COC, or if necessary promptly obtain one, at its sole expense, and that the Sublessor will indemnify and hold the Sublessee harmless from and against all costs, damages, and reasonable expenses (including reasonable attorney fees) incurred by the Sublessor, directly or indirectly, due to the failure of the Sublessor to have or so provide such a COC.

The Sublessor agrees the Sublessee may go directly to the Building’s representatives on day-to-day matters, and to request heating and air conditioning outside the normal Building operating hours, which Building charges if ordered by the Sublessee, shall be the responsibility of the Sublessee.

13. Other. Sublessor and the Landlord agree that the Sublessee, at its expense, may install a doorbell at the side of the Suite 202 door and locate 2 ringers inside, at locations to be determined by the Sublessee.

Sublessee will not be required to continue to use any phone, DSL, or other service Sublessor currently uses.

Both the Principal Landlord and the Sublessor now recognize and accept that Nicholas Ludlow, or a substitute, may use one office and certain adjacent space and certain services provided by Carmen & Muss, P.L.L.C. and in such case will be paying Carmen & Muss, P.L.L.C, a monthly rent, and that no further approval with respect to this arrangement is required. Sublessee will be permitted to further sublease all or part of the Sublease Premises, in accordance with the underlying Lease, as long as Sublessee continues to meet its obligations under this Sublease, and Sublessor shall promptly process any necessary paperwork.

Sublease Agreement
May 28, 2004

As to Article X, Liability of Landlord, Paragraphs 10.1, 10.3, 10.4, and 10.5 of the underlying Lease, Landlord, its employees, and agents shall not be liable to Sublessee, where Landlord would not be liable to the Sublessor (the Tenant under the underlying Lease).

Further, Sublessee shall indemnify and hold Sublessor, and its employees, harmless from and against all actual costs, damages, and reasonable expenses (including reasonable attorney fees) incurred by the Sublessor for indemnification of the Landlord if caused by the Sublessee’s use of the Sublease Premises or business conducted by the Sublessee therein, or an act or omission of the Sublessee in or on the Sublease Premises during the term of this Sublease, and/or any accident, injury or damage to any person or property of any person, occurring in or on the Sublease Premises during the term of this Sublease, except that if the above in any way arises from or is caused by an act or omission of the Sublessor or the Landlord the above shall not apply, and except that in no case shall the Sublessee indemnify or hold the Sublessor or the Landlord harmless or otherwise be responsible for anything that has occurred previous to the commencement of this Sublease including but not limited to anything arising from or related to the construction and build out of the Sublease Premises that was done previous to the commencement of this Sublease, whether or not such event, or cost, damages, or expense, or other loss, or thing, occurred before or after commencement of this Sublease and in such case Sublessor shall indemnify and hold Sublessee, and its employees, harmless from and against all actual costs, damages and reasonable expenses (including reasonable attorneys’ fees) incurred by the Sublessee.

14. Quiet Enjoyment. Sublessee shall, during the Term, have the right to have, hold, and enjoy the Sublease Premises without molestation or hindrance from the Sublessor, Principal Landlord, or any party claiming through or under the Sublessor or Principal Landlord.

15. Use. Sublessor shall use and occupy the Sublease Premises for general office purposes. Sublessor will not use or permit the use of the Sublease Premises, or any part thereof, in a manner which would violate the underlying Lease or this Sublease. Sublessor and the Principal Landlord at reasonable times shall have the right to enter and inspect the Sublease Premises and to clean, or do repairs, related to the Sublease Premises. The Sublessee shall be permitted to move its furnishings and equipment into and out of the Sublease Premises at its expense.

16. Surrender. By no later than midnight on the expiration date of this Sublease granted to the Sublessee, the Sublessee shall have vacated and quit and surrendered to the Sublessor the Sublease Premises, broom clean, and in good condition, ordinary wear and tear and damage by the elements, fire, and other casualty excepted, and damage as a result of an action or omission of the Building, the Principal Landlord or the Sublessor excepted, and the Sublessee shall have removed from the Sublease Premises all of its personal property, but not any phone/data, T.V., or similar lines/wires or electrical outlets added. Sublessee’s obligation to perform and observe this covenant shall survive the expiration date of the Term of this Sublease.

Sublease Agreement
May 28, 2004

17. Authorization. The signatory to this Sublease for Sublessee represents by such signature that he or she is authorized to enter into this Sublease for and in behalf of the Sublessee. The signatory to this Sublease for Sublessor represents by such signature that he or she is authorized to enter into this Sublease for and in behalf of the Sublessor.

18. Notices. All payments or notices required or permitted hereunder or otherwise shall be in writing and hand delivered or delivered by Federal Express paid by sender and sent for next day delivery, if to this Sublessor, at 1901 Pennsylvania Avenue, N.W., Suite 202, if before commencement of this Sublease Term, and an address to be specified in writing, if after commencement of the Sublease Term, and if to the Sublessee, to Carmen & Muss, P.L.L.C. attention Melinda L. Carmen, 1901 Pennsylvania Ave., N.W., Suite 300, Washington, D.C. 20006, if before commencement, and to Suite 202, if after commencement. All payments and notices shall be deemed effective (i) upon receipt, if sent by personal delivery, or (ii) on the first business day after sent if by Federal Express. Either party may, by written notice to the other, designate a new address and/or addresses for such payments and notices.

19. Brokerage. Sublessee and Sublessor each represent and warrant to each other that no real estate agent, broker or finder has acted for it with respect to this Sublease or the transaction contemplated hereby, and does hereby indemnify and hold harmless the other from the claim of any such persons claiming by or through it by reason of this Sublease or the transaction contemplated hereby.

20. Jury Trial. Sublessor and Sublessee each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either Sublessor or Sublessee against the other on any matters arising out of or in any way connected with this Sublease.

21. Invalidity. If any provision of this Sublease shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

22. Construction. This Sublease (i) embodies the entire integrated agreement of the Sublessor and Sublessee with respect to Sublessee’s lease and occupancy of the Sublease Premises, and supersedes all prior or contemporaneous agreements and understandings, whether written or oral, express or implied, (ii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute but one and the same agreement, (iii) shall be governed by and construed in accordance with the law of the District of Columbia, and (iv) shall be binding upon and inure to the benefit of

Sublease Agreement
May 28, 2004
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Sublessor and Sublessee and their respective executors, administrators, successors and assigns.

No change or modification of this Sublease shall be valid unless the same is in writing and signed by the Sublessor and Sublessee. No purported or alleged waiver of any of the provisions of this Sublease shall be valid or effective unless in writing signed by the party against whom it is sought to be enforced.

IN WITNESS WHEREOF, the parties have executed this Sublease under seal as of the date first above written.

WITNESS: A. Mushaw

SUBLESSOR:

Thorium Power

BY: [signature]
Seth Grae, President

WITNESS: Christine Herman

SUBLESSEE: *

CARMEN & MUSS, P.L.L.C.

BY: Melinda L. Carmen, Member
Melinda L. Carmen, Member
for Carmen & Muss, P.L.LC

*Subject to this Sublease Agreement being signed without change by an authorized official of Thorium Power and a signed original being delivered to Carmen & Muss, P.L.LC. on or before noon June 1, 2004.

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